EXHIBIT (d)(6)





CHEMFAB CORPORATION                  NORTON COMPANY
701 Daniel Webster Highway           One New Bond Street
Merrimack, New Hampshire 03054       Worcester, Massachusetts 01615
Contact: Larry Richard               Contact: William Seiberlich
Phone: 603-424-9000                  Phone: 610-341-7187
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                             FOR IMMEDIATE RELEASE:

         NORTON COMPANY AND CHEMFAB CORPORATION ANNOUNCE SATISFACTION OF
                 IRISH AND NEW HAMPSHIRE REGULATORY REQUIREMENTS


August 28, 2000 C Merrimack, NH and Worcester, MA C Chemfab Corporation (NYSE:
CFA) and Norton Company today announced that, in connection with the proposed acquisition of Chemfab by Norton, the companies have been informed that they are in compliance with the regulatory requirements in Ireland under the Irish Mergers Act and in New Hampshire under the New Hampshire Disclosure Law. The companies previously announced that the waiting period in the United States under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 with respect to the proposed acquisition expired on August 16, 2000, and that the German competition authorities approved the proposed acquisition under the German Act Against Restraints of Competition on August 24, 2000.

Norton Company and Chemfab are parties to a merger agreement. Under the agreement, a subsidiary of Norton Company commenced a tender offer on August 2, 2000, to purchase all of the outstanding shares of Chemfab at $18.25 per share, net to the seller in cash (excluding any tax effect). The tender offer currently is scheduled to expire at 12:00 midnight (EDT) on August 29, 2000, but may be extended by Norton under certain conditions. The offer is subject to the condition, among other things, that the Norton subsidiary acquires a majority of all outstanding Chemfab shares on a fully diluted basis.

Norton Company is an indirect wholly owned subsidiary of Compagnie de Saint-Gobain. A worldwide manufacturer serving a broad range of industries, Norton is a leading manufacturer of abrasives, and produces technologically advanced ceramics, plastics and chemical process products. Norton's subsidiary, Saint-Gobain Performance Plastics Corporation, processes high-performance plastics and elastomers into flexible foams, bearings, tubing and fluid handling systems, films, sealants and pressure-sensitive tapes.

Saint-Gobain, one of the top 100 industrial companies in the world, is a leading producer of flat glass, glass containers, insulation, reinforcements, building materials, abrasives, ceramics, high-performance plastic products, and piping. The company=s 1999 sales totaled approximately $25 billion.

Chemfab is an international manufacturer and marketer of engineered products based on its expertise and technology in flexible polymeric composite materials. Worldwide end-use applications for Chemfab's products are architectural, aerospace, communications, electrical, environmental, food processing, laboratory testing, packaging, protective systems, consumer bakeware applications, other industrial businesses, medical electronics, personal care, healthcare and specialty apparel businesses.

Certain statements contained in this release are forward looking and involve risks and uncertainties. Those risks and uncertainties include, but are not limited to, the effect of general economic conditions, impact of competitive products and pricing, general product demand, industrial production and the other factors disclosed in Chemfab Corporation's Securities and Exchange Commission filings, copies of which may be obtained upon request.

CHEMFAB CORPORATION SHAREHOLDERS ARE ADVISED TO READ THE TENDER OFFER STATEMENT REGARDING THE ACQUISITION OF CHEMFAB CORPORATION, REFERENCED IN THIS



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PRESS RELEASE, WHICH WAS FILED AUGUST 2, 2000, BY THE SAINT-GOBAIN SUBSIDIARIES
AND COMPAGNIE DE SAINT-GOBAIN WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION ("SEC") AND THE RELATED SOLICITATION/RECOMMENDATION STATEMENT WHICH WAS FILED AUGUST 2, 2000, BY CHEMFAB CORPORATION, WITH THE SEC. THE TENDER OFFER STATEMENT (INCLUDING AN OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND RELATED TENDER OFFER DOCUMENTS) AND THE SOLICITATION/ RECOMMENDATION STATEMENT CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER. THESE DOCUMENTS WILL BE MADE AVAILABLE TO ALL SHAREHOLDERS OF CHEMFAB CORPORATION, AT NO EXPENSE TO THEM, BY CONTACTING THE INFORMATION AGENT, GEORGESON SHAREHOLDER COMMUNICATIONS INC. BANKERS AND BROKERS PLEASE CALL COLLECT AT 212-440-9800 AND ALL OTHERS PLEASE CALL TOLL-FREE AT 800-223-2064. THESE DOCUMENTS ALSO ARE AVAILABLE AT NO CHARGE AT THE SEC'S WEBSITE AT HTTP://WWW.SEC.GOV.

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